LML PAYMENT SYSTEMS

news release

LML SUBSIDIARY GRANTS SUB-LICENSE ON PATENT ESTATE TO
GLOBAL eTELECOM FOR ELECTRONIC CHECK PROCESSING

DALLAS, TX, April 16 , 2002 - Payments 2002 Electronic Payments: Formula for Success, LML Payment Systems Inc. (the "Corporation") (NASDAQ: LMLP) is pleased to announce that subsidiary LML Payment Systems Corp., a Delaware corporation, has granted a personal, non-exclusive, non-transferable, limited sub-license to Global eTelecom, Inc. under LML's Patent Estate regarding the processing of electronic check transactions.

While the specific terms of the license agreement remain confidential, Global eTelecom will pay LML an up-front license fee and a running royalty fee based upon each electronic check transaction processed.

"After extensive review of the patents issued to LML, and looking at the long term interests of our company, our customers and our business partners, we made the decision to move forward and seek a license. This decision will continue to ensure the long-term viability and growth of our company," stated John H. Beebe, Chairman and Chief Executive Officer of Global eTelecom. "We look forward to continuing to provide cutting-edge, cost-effective, custom solutions for our industry."

"We are very pleased with this agreement. Global is an energetic company that has made impressive in-roads regarding electronic checking at the retail point-of-sale, lockbox and mail/telephone order venues. Clearly, as a licensee we now encourage and whole-heartedly support their efforts in these marketplaces," said Patrick H. Gaines, the Corporation's President and CEO. "Our intellectual property licensing program represents an important aspect of our business strategy. We look forward to entering into similar strategic relationships in the future."

About Global eTelecom, Inc.

Global eTelecom, a privately held corporation based in Destin, Florida, is an active member of NACHA's Electronic Check Council and a sponsor of NACHA's Payments 2002 Electronic Payments: Formula for Success. Global eTelecom owns and markets technology for processing checks electronically, and provides it's proprietary, fully customizable XML based electronic check processing services to a nationwide network of banks, independent sales agents and associations, credit card processors, insurance companies, and retail merchants, ranging in size from small "Mom & Pop" stores to national retail chains. Global eTelecom's proprietary Electronic Check Services include: Electronic Check Conversion (Point-of-Purchase), Electronic Mail Order / Telephone Order Checks (MOTO), Encrypted Electronic Internet Checks, Lockbox Conversion, Electronic Recurring Debit, Electronic Represented Check Collection (RCK), Wireless Encrypted Infrared Checks, Electronic Check Image Capture, and Secure Web Based Check Image Retrieval. More information on Global eTelecom can be found on the company's website at www.globaletelecom.com.

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LML PAYMENT SYSTEMS INC. Suite 1680 - 1140 West Pender Street, Vancouver, BC, V6E 4G1
TEL 604.689.4440 FAX 604.689.4413 www.lmlpayment.com

About LML Payment Systems Inc.

The Corporation, through its subsidiary LML Payment Systems Corp., is a financial payment processor providing check processing solutions including electronic check authorization, electronic check conversion (ECC) and primary and secondary check collection including electronic check re-presentment (RCK) to national, regional and local retailers. We also provide selective routing of debit, credit and EBT transactions to third party processors and banks for authorization and settlement. The Corporation's intellectual property estate, owned by subsidiary LML Patent Corp, includes U.S. Patent No. 6,354,491, No. 6,283,366, No. 6,164,528 and No. 5,484,988 all of which relate to electronic check processing methods and systems.

Statements contained in this news release which are not historical facts are forward-looking statements, subject to uncertainties and risks. For a discussion of the risks associated with the Corporation's business, please see the documents filed by the Corporation with the SEC.

CONTACTS:

LML Payment Systems Inc.

Patrick H. Gaines
President and CEO
(604) 689-4440

Investor Relations
(800) 888-2260

Global eTelecom, Inc.

John H. Beebe
Chairman and CEO
(850) 650-8506